Exhibit 99.1

PRESS RELEASE

345 Park Avenue, 31st Floor

New York, NY 10154

877.299.1588

FOR IMMEDIATE RELEASE

February 19, 2020

Blackstone / GSO Senior Floating Rate Term Fund

Announces Shareholder Approval of Term Extension

New York, New York – Blackstone / GSO Senior Floating Rate Term Fund (NYSE: BSL, the “Fund”) announced today that the Fund’s shareholders have approved a proposal to extend the term of the Fund by five years by changing the Fund’s scheduled dissolution date from May 31, 2022 to May 31, 2027 (the “Term Extension”). The Fund’s shareholders also approved an amendment to BSL’s charter (the “Charter Amendment”) to allow extensions greater than two years in length (with any future proposed extension still subject to approval by the Fund’s Board of Trustees (the “Board”) and the Fund’s shareholders).

The Term Extension is intended to allow the Fund continued access to the senior loan market with the potential to generate attractive income for shareholders through the extended life of the Fund. In connection with the Fund’s term extension in 2017, GSO / Blackstone Debt Funds Management LLC (the “Adviser”) and ALPS Fund Services Inc., the Fund’s administrator, reduced the fees they each charge to the Fund. For the duration of the Term Extension, until May 31, 2027, the management fee and administrator fee will remain at the reduced rates, thereby continuing to result in a higher portfolio yield for the Fund than if the original fees were in effect.

The Charter Amendment allowed the Term Extension to be approved for a length of five years instead of two years, and it is intended to provide the Fund with flexibility to extend its dissolution date for longer periods and potentially allow enhanced efficiency with respect to Fund expenses, as the costs associated with two- or five-year extensions are similar.

In connection with the Term Extension, the Fund is implementing a program to repurchase up to 15% of outstanding shares of the Fund in the open market (the “Share Repurchase Program”) if BSL shares trade at a sustained discount to NAV, as described in the proxy statement. The Adviser and the Board believe that the Share Repurchase Program, if triggered, would act as a mitigant to the potential risk of share price volatility.

About Blackstone and GSO Capital Partners

Blackstone is one of the world’s leading investment firms. We seek to create positive economic impact and long-term value for our investors, the companies we invest in, and the communities in which we work. We do this by using extraordinary people and flexible capital to help companies solve problems. Our businesses, with $571 billion in assets under management, include investment vehicles focused on private equity, real estate, public debt and equity, non-investment grade credit, real assets and secondary funds, all on a global basis.

GSO Capital Partners LP is the global credit investment platform of Blackstone. Our credit segment, which consists principally of GSO, has approximately $144 billion of assets under management. GSO is one of the largest alternative managers in the world focused on the leveraged-finance, or non-investment grade related, marketplace. GSO seeks to generate attractive risk-adjusted returns in its business by investing in a broad array of strategies including mezzanine debt, distressed investing, leveraged loans and other special-situation strategies. Its funds are major providers of credit for small and middle-market companies and they also advance rescue financing to help distressed companies.

Investors wishing to buy or sell shares need to place orders through an intermediary or broker.

Contact the Fund at 1-877-299-1588 or visit the Fund’s website at www.blackstone-gso.com/bsl for additional information.